EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
Second Quarter 2021 Conference Call
July 30, 2021
10 a.m. CT

Introductory Comments – Jordan Jennings

Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the second quarter of 2021 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 29, 2021 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Richard Stockton. Please go ahead Richard.

Introduction – Richard Stockton

Good morning, and welcome to our second quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. After that, Deric will provide a review of our financial results, and then Jeremy will provide an update on our asset management activity. Afterward, we will open the call for Q&A.

We have five key themes for today’s call and they are:
•First, our luxury resort portfolio continues to outperform resulting in $24.7 million of Hotel EBITDA for our Company and an average daily rate of over $380 for the quarter,
•Second, for the second quarter in a row, we were cash flow positive at the corporate level,

•Third, our portfolio is well-positioned to continue to outperform with very strong forward bookings for the third quarter,
•Fourth, our balance sheet is in good shape with no near-term debt maturities,
•and Fifth, we announced the planned acquisition of the Mr. C Beverly Hills Hotel in Los Angeles, California – a luxury hotel ideally located in close proximity to high-end shopping on Rodeo Drive and business demand from Century City and Culver City.

I am pleased to report Comparable Hotel EBITDA of $24.7 million during the quarter, which was driven by strong occupancy levels at our resort properties and a 35.1% increase in ADR over the prior-year quarter. Additionally, RevPAR for all hotels in the portfolio increased approximately 875% for the second quarter of 2021 compared to the second quarter of 2020. Our portfolio RevPAR decreased approximately 20% when compared to second quarter 2019 RevPAR.

EBITDA Margins continued to be healthy, at over 25% across the entire portfolio. This result is accentuated by particularly strong results at the Bardessono, Pier House, and Hotel Yountville, each of which had margins in excess of 40%.

While leisure demand continues to be strong, particularly on weekends, any significant uptick in RevPAR performance is likely to rely on the recovery of corporate transient demand, and ultimately group demand. Overall, our resorts continue to perform well, and forward bookings continue to look strong with occupancy for July for our portfolio looking like it will come in over 70% at a rate of over $350.

Many of our hotels are in drive-to leisure markets and have been well-positioned to benefit from the resurgence of pent-up leisure demand in recent months. In total, eight of our thirteen hotels are considered resort destinations. These hotels include the Ritz-Carlton Sarasota, Bardessono, Hotel Yountville, Ritz-Carlton Lake Tahoe, Pier House Resort, Park Hyatt Beaver Creek, Hilton La Jolla Torrey Pines and The Ritz-Carlton St. Thomas. We are pleased to report that this segment delivered a combined Hotel EBITDA of $26.3 million for the quarter.

I am also encouraged by the advancing recovery of our urban properties. These properties include the Capital Hilton, the Marriott Seattle Waterfront, The Notary Hotel, the Clancy, and the Sofitel Chicago. For the second quarter, two of these five properties posted positive Hotel EBITDA, while one of the negative quarter results properties was only down approximately $150,000. This is a significant turnaround and demonstrates that demand is quickly returning to our cities, both amongst the leisure and, to a lesser extent, the corporate transient segment. We expect this trend to accelerate as office reopenings continue during the second half of 2021.

Additionally, we were cash flow positive again at the corporate level for the second consecutive quarter. While our balance sheet was in good shape as we entered 2021, this puts us in a much stronger position financially.

We are also happy to resume our growth strategy with the planned acquisition of the 138-room Mr. C Beverly Hills Hotel in Los Angeles, California for $77.9 million. An irreplaceable luxury property in a premier location in Los Angeles, this acquisition fits perfectly with our strategy of owning high RevPAR luxury hotels and resorts and further diversifies our portfolio. It is also an attractive price per key of $474,000 for fee simple ownership of a luxury hotel. It’s an impressive property in the middle of over 45 million square feet of office space, supporting substantial corporate demand and a wide array of world-renowned leisure demand generators, including unrivaled shopping with high-end retailers, vibrant restaurants and various art and cultural attractions. As part of the transaction, we will also acquire five luxury condominium residences adjacent to the hotel which will be offered for extended-stay rentals prior to being ultimately monetized. Additionally, Remington will take over management of the hotel post-acquisition which we believe will help drive superior operating performance at the property going forward. The Mr. C represents our first acquisition during the current industry cycle, and we believe this property will be a great addition to our portfolio.

On the capital markets front, during the quarter, we completed a private placement of $86.25 million aggregate principal amount of 4.5% Convertible Senior Notes due 2026. Importantly, we used a portion of the net proceeds of the offering to repay the amount outstanding under our secured term loan. The prior corporate term loan had restrictive covenants that not only severely limited our capital expenditure program, prohibited property dispositions, and disallowed common dividends, but also would not have allowed us to complete the Mr. C acquisition.

We also were recently added to the U.S. small-cap Russell 2000® Index, the U.S. broad-market Russell 3000® Index, and the Russell Microcap® Index, as part of the Russell Indexes annual reconstitution. We believe our addition to the indexes will help increase our visibility within the investment community as we execute on our strategic initiatives.

Looking ahead, our unique portfolio, focused on the luxury segment, with many properties in drive-to leisure markets, positions us to perform well in both the near term and the long term as business and group travel resumes. We continue to believe that Braemar represents a compelling opportunity in the lodging REIT space. We are a differentiated story, with the majority of our assets in very desirable resort locations, the highest quality portfolio in the public markets, a portfolio that is generating positive cash flow at the corporate level, and what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.

I will now turn the call over to Deric.

Financial Review – Deric Eubanks

Thanks, Richard.

For the second quarter of 2021, we reported a net loss attributable to common stockholders of $(15.5) million or $(0.32) per diluted share.

For the quarter, we reported AFFO per diluted share of $0.20 compared to AFFO of negative $(0.68) per diluted share in the prior year quarter.

Adjusted EBITDAre for the quarter was $19.6 million, and we were cash flow positive at the corporate level for the quarter.

At quarter end, we had total assets of $1.8 billion. We had $1.2 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 2.6%. As of the end of the second quarter, we had approximately 49% net debt to gross assets and our next final debt maturity is in April 2022.

We ended the quarter with cash and cash equivalents of $157.7 million and restricted cash of $57.4 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. The restricted cash at the end of the quarter also included approximately $19 million of cash that was moved from restricted cash to cash and cash equivalents subsequent to the end of the quarter as a result of the Ritz-Carlton St. Thomas and Pier House Resort coming out of their respective cash traps. At the end of the quarter, we also had $21.5 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers which is also available to fund hotel operating costs. As Richard mentioned, our Hotel EBITDA during the quarter was $24.7 million. Our current monthly run-rate for debt service is approximately $2.6 million. Our current monthly run-rate for corporate G&A and advisory fees is approximately $1.5 million.

As Richard mentioned, during the quarter, we completed a private placement of Convertible Senior Notes due in 2026 for $86.25 million of gross proceeds. The Notes pay interest semi-annually at a rate of 4.5% per year and will mature on June 1, 2026, unless earlier converted, redeemed or repurchased in accordance with their terms. The Notes are senior unsecured obligations of Braemar, and are convertible for cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at Braemar’s option at maturity under certain conditions. The initial conversion rate for the Notes is 157.7909 shares of the Company’s common stock per $1,000 principal amount of the Notes, and the initial conversion price is approximately $6.34 per share of the Company’s common stock. A portion of the net proceeds from the offering was used to repay the amount outstanding under our secured term loan, and the excess proceeds will be used to fund the cash component of the Mr. C acquisition.

During the quarter, and subsequent to the end of the quarter, we utilized several of our capital management strategies to continue to improve our liquidity position. We issued approximately 7.8 million common shares under our ATM, raising approximately $47.8 million in gross proceeds. Also, during the quarter, we entered into a $35 million equity line and issued approximately 766,000 common shares raising approximately $4.2 million in gross proceeds. We also issued 500,000 common shares under our SEDA during the quarter raising approximately $3.0 million in proceeds. Each of these instruments has certain benefits that allows us to maximize our flexibility in efficiently accessing the equity capital markets. These capital raises have improved our balance sheet and liquidity by extending a debt maturity, lowering our leverage, and increasing our cash on hand.

Since the beginning of the year, we have also completed several privately negotiated exchanges of our Series B Convertible Preferred stock into shares of our common stock. These exchanges have all been completed at a discount to the par value of the preferred stock, and in total, we’ve exchanged approximately 2.0 million shares of our Series B Preferred Stock, equating to 39% of the original share count, into approximately 7.3 million shares of our common stock. These exchanges not only remove the cash dividend associated with the preferred shares, but also serve to lower our leverage and increase our float. We will continue to take an opportunistic approach to these exchanges and will pursue them if we believe it is accretive to our common shareholders.

I am also pleased to report that we have raised approximately $2.1 million of gross proceeds from our Series E and Series M non-traded perpetual preferred stock. Ashford Securities, a division of Ashford Inc., has been established and licensed by FINRA as a broker-dealer in order to act as dealer-manager on behalf of the Company, with respect to these preferred series. We expect to use any proceeds from the sales of the Series E or Series M non-traded perpetual preferred stock for general corporate purposes, and to facilitate the Company’s continued growth. This capital raising effort is just getting started, and we look forward to reporting our progress in future quarters.

We are also excited about our planned acquisition of the Mr. C Hotel in Beverly Hills, which will be a great addition to our portfolio. Total consideration will be $77.9 million and will consist of $65.4 million for the hotel, which equates to $474,000 per key, and an allocated price of $12.5 million for the five adjacent condominium units. The acquisition will be funded with approximately $30 million of cash, 2.5 million OP units, 500,000 warrants at a strike price of $6.00, and a $30 million mortgage loan. We expect to close on the acquisition soon.

As of June 30, 2021, our portfolio consisted of 13 hotels with 3,487 net rooms.

Our share count currently stands at 64.9 million fully diluted shares outstanding, which is comprised of 59.3 million shares of common stock and 5.6 million OP units. In our financial results, we include approximately 5.1 million shares in our fully diluted share count associated with our Series B convertible preferred stock and approximately 6.6 million shares in our fully diluted share count associated with our Convertible Senior Notes.

This concludes our financial review. I’d now like to turn it over to Jeremy to discuss our asset management activities for the quarter.

Asset Management – Jeremy Welter

Thank you, Deric.

Comparable RevPAR for our portfolio increased an impressive 875% during the second quarter, and we were able to generate Hotel EBITDA flow-through of 48%. For the second quarter, Braemar recorded an incredible 80% of its comparable period 2019 RevPAR compared to 66% and 54% for the U.S. Luxury and Upper Upscale chain scales, respectively. Our continued market outperformance over the last quarter is another testament of the overall quality of our assets and the strength of our asset management team.

Within our portfolio, more than half of our assets achieved a second quarter RevPAR higher than the comparable 2019 period, and some of these hotels set all-time property performance records. On an aggregate basis, these assets had a RevPAR increase of 74% over the comparable second quarter 2019 period. Our Asset Management team’s commitment to drive outperformance is unmatched, and we could not be prouder of these results. I will now provide some of the hotel performance highlights from the second quarter.

First, the Bardessono Hotel & Spa generated more revenue in the month of June than any month in the resort’s history. The performance during the quarter was aided by a contribution of nearly $600,000 in revenue from the newly-developed luxury villa, which we believe will continue to provide upside momentum for the property.

Next, our two mountain resorts, The Ritz-Carlton Lake Tahoe and Park Hyatt Beaver Creek, also had spectacular results during the second quarter, with their aggregate RevPAR increasing 28% over the comparable 2019 period. The Ritz-Carlton Lake Tahoe saw its ADR increase 26% over the comparable 2019 period. Our team capitalized on the increase in leisure demand by creating packages that targeted the staycation trend, which more than doubled the resort’s package revenue relative to 2019. Historically, this property has closed for a period of time in April due to low demand following the end of the ski season; however, due to our team’s effort to uncover additional demand drivers, we made the strategic decision to stay open, and for the first time the property reported positive GOP for the month of April. The Park Hyatt Beaver Creek is also performing well, with June’s ADR being the highest in its history for that month. Our team has pushed the property to be more aggressive on their upselling efforts, which has resulted in a 350% increase in upsell revenue during the month of June versus the comparable 2019 period.

Lastly, our beach resorts, The Ritz-Carlton St. Thomas, The Ritz-Carlton Sarasota, and the Pier House Resort and Spa have all been standout performers. Collectively, second quarter RevPAR at these properties increased 101% over the comparable 2019 period. The Ritz-Carlton St. Thomas produced $8.1 million in Hotel EBITDA during the second quarter. That number is particularly impressive when compared to the $8.8 million in Hotel EBITDA the property produced in the full year of 2016, which was the last year without renovation or hurricane displacement. For clarity, this property nearly generated as much Hotel EBITDA in the second quarter as it generated in the full year of 2016. This accomplishment can be attributed to the recent property-wide renovation, and our team’s ability to successfully capitalize on the significant leisure demand that we are experiencing. The Ritz-Carlton Sarasota has also exhibited significant outperformance with trailing twelve month revenue of $66.7 million, which is higher than any full year revenue result since we’ve owned the property. Part of that success has been our emphasis on securing long-term, recurring revenue through our membership program, which is now sold out. The membership program, which includes access to the beach club and golf club, has produced nearly $3 million of revenue year-to-date. Finally, the Pier House Resort and Spa had a solid second quarter, with occupancy and ADR both exceeding 2019 levels for the comparable period. During the second quarter, the property achieved an Occupancy of 95% or more for thirty-seven days.

Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. Through the remainder of 2021, we are looking forward to restarting several value-add projects across the portfolio. These include adding 10 keys and a new café at the Beach Club at The Ritz-Carlton Sarasota, the construction of luxury retail space at The Ritz-Carlton Lake Tahoe, a new grab-and-go market at the Hilton La Jolla Torrey Pines, and a guestroom renovation at the Marriott Seattle. In total, we anticipate capital expenditures of $20 - $30 million in 2021.

I would like to finish by stating that we are extremely bullish about the future performance of our portfolio, including our urban assets where we are beginning to see significant green shoots. Notably the Marriott Seattle Waterfront and the Clancy are on pace to achieve occupancy in the mid 90s and mid 80s, respectively for the month of July. We are very pleased to see such strong demand in these two urban west coast hotels and with demand returning, we should further realize near term improvement across this segment.

I will now turn the call back over to Richard for final remarks.

Richard Stockton

Thank you, Jeremy.

In summary, we continue to be pleased with the recovery trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties. While we are still in the early stages of the recovery, we see a clear path for a continued steady recovery in our financial results. We have taken decisive actions to navigate the near-term challenges of this crisis, and we are well-positioned moving forward, with a solid balance sheet and a unique, diversified portfolio. I am proud of our efforts to protect our assets and maintain financial flexibility to position us for future success. We look forward to updating you on our progress as we move through the second half of 2021.

This concludes our prepared remarks, and we will now open the call up for Q&A.

<Q&A>

Richard Stockton

Thank you for joining us on our second quarter earnings call, and we look forward to speaking with you again on our next call. In addition, we will be looking to host an investor day in New York on October 12th, and will provide additional details later.